H.I.G. CAPITAL PARTNERS III, L.P.

1001 BRICKELL BAY DRIVE, 27TH FLOOR

MIAMI, FLORIDA 33131

November 12, 2007

CONFIDENTIAL

Securus Technologies, Inc.

14651 Dallas Parkway, 6th Floor

Dallas, Texas 75254

Gentlemen:

We understand that Securus Technologies, Inc., a Delaware corporation (“you” or “Securus”), will be in violation of certain financial covenants in the (i) Credit Agreement, dated September 9, 2004, by and among Securus, ING and the other lenders party thereto, as amended (the “Credit Agreement”) and (ii) Indenture for its 11% Second-Priority Senior Secured Notes due 2011 (the “Indenture”), and may not meet those covenants through 2008 (the “Anticipated Defaults”).

This letter agreement will confirm the commitment of H.I.G. Capital Partners III, L.P. (“H.I.G.”) to directly or indirectly purchase capital stock of Securus in an amount necessary to cure the Anticipated Defaults up to a maximum aggregate amount of Ten Million Dollars ($10,000,000) (the “H.I.G. Financing”) if and when requested by Securus’ Chief Executive Officer in writing. The terms and conditions of the capital stock will be negotiated by H.I.G. and Securus in good faith. H.I.G. hereby represents to the Purchaser that as of the date hereof H.I.G. has unused capital commitments well in excess of the H.I.G. Financing and can provide the H.I.G. Financing on or before December 31, 2007.

Subject to the termination provisions of this letter agreement contained in the second succeeding paragraph, this letter agreement is irrevocable.

Notwithstanding any other term or condition of this letter agreement, under no circumstances may anyone but the named addressee (or the named addressee’s assigns) bring any action under this letter agreement. Furthermore, notwithstanding any other term or condition of this letter agreement, under no circumstances shall H.I.G have any obligation or liability under this letter agreement arising out of any breach by Securus of any of its obligations under the Credit Agreement or Indenture. There is no express or implied intention to benefit any third party and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than Securus.

Our commitment will be effective upon Securus’ acceptance of the terms and conditions of this letter agreement and will expire on the earliest to occur of (i) the date the Anticipated Defaults are cured, or (ii) December 31, 2008. This commitment supersedes any and all prior understandings or

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agreements, whether written or oral, regarding HIG and its affiliates willingness to provide capital to Securus, including without limitation, that certain Letter Agreement, dated August 13, 2007, between Securus and H.I.G. T-Netix, Inc. and the guarantee of that certain loan by Harris N.A., dated August 17, 2007 (the “Harris Loan”). In the event the Harris Loan is drawn or otherwise not terminated, the HIG Financing shall be reduced dollar for dollar for the full amount of H.I.G.’s and its affiliates’ liability thereunder.

We represent and warrant to you that (i) we are organized, validly existing, and in good standing under the laws of our jurisdiction of formation and have the requisite power and authority to carry on our business as now being conducted and to effect the transactions contemplated herein, (ii) we have the requisite power and authority to execute and to deliver this letter agreement and to perform our obligations hereunder, (iii) the execution and delivery by us of this letter agreement, the performance of our obligations hereunder and the consummation by us of the transactions contemplated hereby have been duly authorized by all necessary entity action on our part, and no other action on our part is necessary to authorize the execution and delivery of this letter agreement or the consummation of the transactions contemplated hereby, and (iv) this letter agreement has been duly and validly executed and delivered by us and constitutes a valid and binding obligation of ours, enforceable against us in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, excluding the provisions of such laws regarding conflicts of law or choice of law.

This letter agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

The terms and conditions of this letter agreement may be modified only in writing signed by both parties hereto.

Please confirm the above agreement between you and us by signing and returning to us a copy of this letter agreement.

Sincerely,

H.I.G. CAPITAL PARTNERS III, L.P.

By: H.I.G. Advisors III, L.L.C.
Its: General Partner

By: H.I.G. - GPII, Inc.
Its: Manager

	By:	/S/ANTHONY TAMER
Name: Anthony Tamer

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Its: President

Accepted and Agreed as of
November 12, 2007:

SECURUS TECHNOLOGIES, INC.

/S/RICHARD FALCONE
By: Richard Falcone
Its: Chief Executive Officer

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